EXHIBIT 99.2

STATE OF VERMONT
PUBLIC SERVICE BOARD
Docket No. 7213

Joint Petition of Green Mountain Power Corporation, Northern New England Energy Corporation (NNEEC), a subsidiary of Gaz Metro of Quebec, and Northstars Merger Subsidiary Corporation (Northstars) for approval of: (1) the merger of Northstars into and with Green Mountain Power; (2) the acquisition by NNEEC of the common stock of Green Mountain Power; and (3) the amendment to Green Mountain Power's Articles of Incorporation

) ) )	Hearings at Montpelier, Vermont January 16 and 17, 2007

Order entered: 3/26/2007
Present:       James Volz, Chairman
David C. Coen, Board Member
John D. Burke, Board Member

Appearances:       Donald J. Rendall, Jr., Esq.
for Green Mountain Power Corporation

Peter H. Zamore, Esq.
Benjamin Marks, Esq.
Sheehey Furlong & Behm P.C.
for Green Mountain Power Corporation

John H. Marshall, Esq.
Nancy S. Malmquist, Esq.
Robert A. Miller, Jr. Esq.
Downs Rachlin Martin PLLC
for Northstars Merger Subsidiary Corporation and Northern New England Energy Corporation

Sarah Hofmann, Esq.
Leslie A. Cadwell, Esq.
for Vermont Department of Public Service

Leonard H. Singer, Esq.
James S. King, Esq.
Couch White, LLP
for International Business Machines Corporation

James A. Dumont, Esq.
for AARP

William B. Piper, Esq.
Elijah D. Emerson, Esq.
Primmer Piper Eggleston & Cramer, PC
for Vermont Public Power Supply Authority

Paul J. Phillips, Esq.
Cassandra LaRae-Perez, Esq.
Primmer Piper Eggleston & Cramer, PC
for Waitsfield-Fayston Telephone Company, Inc.

Andrew Perchlik
for Renewable Energy Vermont

Sandra Dragon
for Associated Industries of Vermont

I. Introduction	3
II. Procedural History	5
III. Positions of the Parties and Comments of the Public	7
IV. Standard of Review	9
V. Findings
A. The Petitioners and the Transaction
C. Financially Sound
1. GMP's Financial Needs
2. Effects of Merger
D. Fair Business Partner
E. Efficiencies
F. Effects on Competition
G. Merger Conditions
H. Green Mountain Power Efficiency Fund
I. AARP Settlement and Low-Income Pilot Program
J. Transaction Costs
10 10 13 13 15 16 17 17 18 19 22 23
VI. Discussion
A. Technical Competence
B. Financial Soundness
C. Fair Partner
D. Efficiencies
E. Competition
F. Merger Conditions
G. Efficiency Fund
1. Windfall Sharing Requirement
2. GMP's Proposal
3. Adequacy of Efficiency Fund in Meeting Docket 6107
H. AARP Settlement
I. Transaction Costs
23 23 25 27 29 30 31 33 33 34 37 42 45
VII. Conclusion	46
VIII. Order	46

I.  Introduction
In this Order, the Vermont Public Service Board ("Board") approves, subject to conditions set out herein, a series of transactions under which Northern New England Energy Corporation ("NNEEC"), a subsidiary of Gaz Metro of Quebec, will acquire Green Mountain Power Corporation ("GMP"), Vermont's second largest electric utility, and indirectly obtain a controlling interest in several companies now partially owned by GMP. The evidence shows that approval of the Merger Transactions will promote the general good and will not impair competition. Most importantly, the acquisition is likely to strengthen GMP's financial position. This enhanced financial position will aid GMP as it participates in the wholesale power marketplace and seeks to replace major long-term power contracts that make up the majority of its power resources. Over time, this should result in lower costs to Vermont ratepayers.
NNEEC, Northstars Merger Subsidiary Corporation ("Northstars"), and GMP1  have asked the Board, pursuant to 30 V.S.A. §§ 104, 107, 109 and 311, for approval of (1) the merger of Northstars (a wholly owned subsidiary of NNEEC) into and with GMP, with GMP being the surviving company; (2) the acquisition of all of the common stock of GMP by NNEEC; (3) amendments to GMP's Articles of Incorporation (these requests are jointly referred to as the "Merger Transaction");2  and (4) NNEEC's indirect acquisition of a controlling interest in Vermont Yankee Nuclear Power Corporation ("Vermont Yankee"), Vermont Electric Power Company, Inc. ("VELCO"), Vermont Transco, LLC, and Vermont Electric Transmission Company, Inc., companies in which GMP itself now holds a controlling interest.3  Finally, in a separate docket, GMP has asked the Board to approve a modification of the alternative regulation plan that we recently authorized under Section 218d of Title 30 to allow GMP to offer a Pilot Program for low-income customers pursuant to a Settlement Agreement with AARP (the "AARP Settlement").
No party presently opposes GMP's acquisition. International Business Machines Corporation ("IBM") objects to one component of the transaction — GMP's proposed Efficiency Fund, the mechanism by which GMP proposes to return a portion of the premium in excess of book value of the acquisition to customers as mandated by our Order in Docket 6107.4  Under GMP's proposal, the Company would invest most of the funds that it must return (approximately $9.3 million) in projects designed to produce an equivalent amount of customer benefits, including new and existing efficiency projects, demand-response programs, renewable and clean energy programs and technologies, and new and emerging technologies. IBM asks that, in lieu of the Efficiency Fund, the Board direct GMP to refund the money directly to customers.
We find that, subject to certain conditions, the proposed Efficiency Fund will achieve the purposes underlying our Docket 6107 mandate. If GMP can identify investments that would not otherwise have occurred as a result of GMP's normal operations and regulatory obligations, customers should benefit. We will carefully review any such projects to ensure that they meet this stringent "but for" test and provide real, incremental customer benefits. However, we agree with IBM that all customer classes must benefit from the Efficiency Fund investments. Accordingly, we will require GMP to operate the Efficiency Fund in a way such that each customer class receives a proportionate share of the benefits of the Fund. As IBM is the sole customer in the transmission class, this will mean that IBM should receive benefits consistent with the higher rates that it paid as a result of the Docket 6107 Order. To the extent that the existing Commercial and Industrial ("C&I") Credit Program might otherwise bar IBM from receiving incentives from the Efficiency Fund, we will waive the restrictions on the C&I Credit Program to allow IBM to participate in programs offered through the Efficiency Fund. In addition, as recommended by the Department of Public Service ("Department"), we will require GMP to increase any remaining amount of the required benefit under the Efficiency Fund by GMP's cost of capital.
GMP and AARP also proposed that $1 million of the $9.2 million Efficiency Fund be directed towards a Pilot Program to provide rate discounts to low-income customers. We appreciate the efforts of these parties in crafting a mechanism to assist needy customers, given the high cost of electricity. However, as presently structured, the Pilot Program unfairly discriminates among eligible customers; we ask that GMP and AARP redesign the program to eliminate this discrimination.

II.  Procedural History
On August 7, 2006, GMP, Northstars and NNEEC filed a joint petition seeking Board approval for the Merger Transaction. The Petitioners filed an Amended Joint Petition on October 9, 2006, requesting that the Board approve of NNEEC's acquisition of an indirect controlling interest in VYNPC, VELCO, Vermont Transco, LLC, and Vermont Electric Transmission Company, Inc., companies in which GMP now has a controlling interest.
We convened a prehearing conference on October 5, 2006. At the prehearing conference or subsequent thereto, we granted intervention on a permissive basis (under Board Rule 2.209(B)) to IBM, the Vermont Public Power Supply Authority ("VPPSA"), AARP, and Renewable Energy Vermont, Inc., Associated Industries of Vermont and Waitsfield-Fayston Telephone Company, Inc. We also denied a request to intervene from Central Vermont Public Service Corporation.5
On October 13, 2006, AARP filed a motion for summary judgment and for dismissal of GMP's petition (as amended). AARP maintained that the Merger Transaction was inconsistent with the Board's Order in a prior GMP rate case, Docket 6107, in which we established a windfall-sharing mechanism that required GMP to share half (up to a cap of $8 million) of any above-book value proceeds arising from a later acquisition of GMP.6  The Petitioners and the Department opposed the motion. We denied AARP's motion in an Order dated November 17, 2006. In that Order, we found that Docket 6107 had established an affirmative requirement that GMP share the above-book proceeds of any future sale or merger of the company. However, we also concluded that the Docket 6107 Order "did not finally decide how that sharing would occur." Thus, we could not find that, as a matter of law, the Petitioners' proposal was inconsistent with the Order.7
We held a public hearing via Vermont Interactive Television at fourteen locations on December 5, 2006. Two members of the public spoke, both in favor of the Merger Transaction. We also received written comments from one member of the public expressing concern about the transfer of control of GMP to a foreign corporation.
Just prior to evidentiary hearings, the Petitioners filed a Settlement Agreement between themselves and AARP8  that resolved the dispute between these parties. The AARP Settlement included a Pilot Program for a low income rate discount. Under the AARP Settlement, AARP withdrew its witnesses, dropped its opposition to the amended petition and agreed not to appeal any Board order approving the amended petition if this Board approved the AARP Settlement as filed.9
The Board conducted evidentiary hearings on January 16 and 17, 2007.
Subsequent to hearings, GMP filed a request in this docket and in Docket 7176 for modification of the Company's alternative regulation plan that we approved in December.10  The modification would incorporate the low-income discount included in the Pilot Program into the alternative regulation plan.11
On February 28, 2007, the Board issued a Memorandum stating that it intended to take administrative notice, pursuant to 3 V.S.A. § 810, of GMP's 2006 fourth quarter report under the Company's Service Quality and Reliability Plan. No party objected to such notice.

III.  Positions of the Parties and Comments of the Public
Petitioners
The Petitioners contend that changes in the wholesale power market and expected increases in spending on capital projects make it more important that GMP is financially stable and that it has a favorable credit rating. According to GMP, its credit rating affects the amount of collateral that GMP must provide as a condition of power contracts, as well as the price, size, and availability of those contracts. The Joint Petitioners assert that GMP's association with Gaz Métro will provide GMP's managers with greater access to capital and operational flexibility to address Vermont's future power supply needs. Finally, the Petitioners argue that upon approval of the proposed transaction, GMP will create the Green Mountain Power Energy Efficiency Fund (the "Efficiency Fund") to return the Windfall Profits in benefits to ratepayers, pursuant to Docket No. 6107. For all these reasons, the Joint Petitioners maintain that the proposed merger transaction would promote the general good of the state.

The Department
The Department states that the proposed transaction would promote the general good of the state, subject to certain agreed-upon conditions. The conditions require GMP to remain as a structurally separate company, ensure that GMP is appropriately capitalized, protect consumers against cross-subsidization and any inappropriate affiliate transactions, and accounts for transaction benefits for seven years after the effective date of the proposed transaction. Additionally, the Department recommends that the Board apply certain principles to the proposed Efficiency Fund to ensure that the required benefits are realized and accrue to GMP's customers in rough proportion to their contributions. The Department also asserts that the amount of the unattained net benefits should increase by the Company's cost of capital to better reflect those customers' time-value-of-money. Finally, the Department recommends that GMP should not be allowed to recover merger-related transaction costs from ratepayers.

AARP
AARP entered into a Settlement Agreement with GMP and agreed not to oppose the amended joint petition. The Settlement Agreement would require GMP to utilize $1 million of the Efficiency Fund to expand the Power Partners pilot program. The proposed funds would provide qualified low-income customers a 10 percent discount on their monthly electric bill over a three-year term. AARP argues that the Pilot Program addresses the serious electric affordability issues that low-income Vermont ratepayers now face.

IBM
IBM does not oppose the merger transaction. Rather, it recommends that the Board reject GMP's establishment of an Efficiency Fund. IBM instead recommends that the Board direct GMP to allocate the proceeds of the Windfall Sharing Mechanism to customers on an across-the-board basis through a power-cost credit. If the Efficiency Fund is approved, then IBM states that GMP should refund IBM's share of the Windfall Sharing Mechanism because it is participating in the Energy Efficiency Utility's ("EEU") program and is therefore precluded from participating in GMP's Efficiency Fund. Such a refund should also be in the form of a power-cost credit. Additionally, IBM states that it should be exempt from paying any of the costs of administrating the Efficiency Fund because it would not receive any of the fund's benefits.

VPPSA
VPPSA expressed concern about whether the acquisition would affect GMP's contractual arrangements with its 14 municipal members and common resources that are shared between various municipalities and GMP. VPPSA argues that the evidence in this proceeding indicates that the proposed transaction would not have any significant impact on these common resources or any of the current contracts. Therefore, VPPSA does not oppose the Joint Petition.

IV.  Standard of Review
Vermont law requires that, prior to completing the Merger transactions, GMP obtain approval from the Board under 30 V.S.A. §§ 104, 107, 109 and 311. In addition, NNEEC's acquisition of a controlling interest (as defined by Section 107) in companies that GMP now partially owns requires approval under Section 107. Under these sections, the Board must find that the transactions promote the general good of the state and that they will not impair competition. Specifically, Section 107 (a) states (in relevant part) that:
No company shall directly or indirectly acquire a controlling interest in any company subject to the jurisdiction of the public service board, or in any company which, directly or indirectly has a controlling interest in such a company, without the approval of the public service board.
Similarly, Section 109 specifies (in relevant part) that:
A corporation or a foreign corporation subject to the jurisdiction of the public service board, shall not make a sale or lease or series of sales or leases in any one calendar year constituting ten percent or more of the company's property located within this state and actually used in or required for public service operations nor merge nor consolidate pursuant to the provisions of sections 301-307 of this title, nor after any such sale, lease, consolidation or merger shall any subsequent like action be taken, except after opportunity for hearing by the public service board and a finding by such board that the same will promote the general good of the state.
The material provisions of Section 311 contain a different standard, requiring that:
A consolidation or merger under the provisions of this chapter shall not become effective without the approval of the public service board after due notice and opportunity for hearing, and the finding on its part that such consolidation or merger will not result in obstructing or preventing competition in the purchase or sale of any product, service or commodity, in the sale, purchase or manufacture of which such corporations are engaged.
In reviewing acquisitions, such as the Petition before us, we have typically evaluated five concerns: whether the surviving company (1) is technically competent, (2) financially sound, (3) will act as a fair partner in business transactions with the citizens of Vermont, (4) creates efficiencies that will benefit customers, and (5) will not cause impairment of or obstruct competition in the energy markets as a result of the transaction.12  However, we have also made clear that our analysis of these five considerations, as well as specific factors that we may examine,13  is directed towards meeting the fundamental requirements under the statutes: that an acquisition must promote the public good.

V.  Findings
A. The Petitioners and the Transaction
1. NNEEC, a Vermont corporation, is a holding company formed to manage energy-company investments in the United States by Gaz Métro Limited Partnership ("Gaz Métro"), a Quebec utility. Since 1986, NNEEC has owned all of the voting securities of Vermont Gas Systems, Inc. ("VGS"), a Vermont corporation engaged in the transmission, distribution and sale of natural gas within Vermont and subject to the Board's jurisdiction under 30 V.S.A. §§ 201 and 203. NNEEC also indirectly owns a 38.29% partnership interest in the Portland Natural Gas Transmission System, an entity that owns and operates an interstate gas pipeline. Gilbert pf. at 2-4; Despars pf. at 3.
2. Northstars, a Vermont corporation, is a third wholly-owned subsidiary of NNEEC formed for the purpose of effecting NNEEC's acquisition of GMP. Dutton pf. at 3; exh. GMP-CLD-1.
3. Gaz Métro is a Montreal-based energy company that serves some 163,000 customers in Québec and has a natural-gas throughput of 5,618 mcm; it is the sole owner of NNEEC. Despars pf. at 4.
4. GMP is a Vermont corporation engaged in the generation, transmission, distribution and sale of electricity within Vermont and therefore subject to the Board's jurisdiction under
30 V.S.A. §§ 201 and 203. Amend. Pet. at 2.
5. GMP, Northstars, and NNEEC entered into the Agreement and Plan of Merger, dated June 21, 2006. Under the Merger Transaction, Northstars will merge into and with GMP, with GMP as the surviving company and NNEEC will acquire all the issued and outstanding shares of the common stock of GMP, thereby becoming the sole shareholder of GMP. As a result, Gaz Métro (and other companies that directly or indirectly have a controlling interest in NNEEC) will acquire a controlling interest in GMP. Dutton pf. at 3.
6. As part of the merger, GMP will simplify its Articles of Incorporation to eliminate preferred-stock provisions and take-over protections that will no longer be relevant. Gilbert pf. at 8-9; see exh. NE-WAG-3.
7. GMP will not recover any acquisition premium or reflect this premium in its capital structure. The Petitioners have also committed not to seek rate recovery of transaction or transition costs, except from demonstrated Merger Transaction savings. Dutton reb. pf. at 6; Despars reb. pf. at 3.
8. The Merger Transaction has been approved by the Federal Energy Regulatory Commission and the Maine Public Service Commission; Hart-Scott-Rodino approval has already been granted; and the Exon-Florio notice period expired at the end of January. Tr. 1/16/07 at 153-154 (Dutton, Rendall).14

B. Technical Competence
9. While GMP becomes a wholly-owned subsidiary of NNEEC after the proposed merger, the Company will remain as a separate electric distribution company regulated by the Board, with the same name, management and operational structure; few changes are expected. Dutton pf. at 3.
10. Although there are likely to be opportunities for investment that are beneficial to both VGS and GMP, NNEEC intends to treat the two entities as companies that sell separate products. Gilbert pf. at 6-8; Despars pf. at 10; tr. 1/17/07 at 56-57 (Gilbert).
11. GMP's senior management will enter into employment agreements for three years. Dutton pf. at 4; Gilbert pf. at 6; Despars pf. at 8; exh. GMP-CLD-1, 4th Whereas clause; tr. 1/16/07 at 16 (Powell).
12. Gaz Métro acquired 100% of NNEEC's voting securities on December 30, 1986. Gilbert pf. at 2.
13. As applied to VGS, the operating philosophy of NNEEC, and its parent, Gaz Métro, has been one of local autonomy and control. NNEEC plans to keep GMP structurally separate from its affiliates and to operate GMP as a stand-alone company. Despars pf. at 8-9; Gilbert pf. at 6; Despars reb. pf. at 2-3; tr. 1/16/07 at 103 (Dutton); Powell pf. at 6.
14. Through NNEEC, Gaz Métro has managed VGS through a board of directors, the majority of whom will be Vermont-based, senior managers or persons who are independent of Gaz Metro. NNEEC intends to manage GMP the same way. Gilbert pf. at 3, 5.
15. GMP's Board of Directors now has nine members. Six of the current members of GMP's Board of Directors will remain as directors for at least two years after the closing of the proposed transaction. The other three members on the GMP Board would be moved to either the VGS or NNEEC Boards. Gaz Métro will also appoint three additional directors (increasing the Board size to twelve); one director will be an officer of Gaz Métro, one director will be an officer of NNEEC and one director will be an independent energy consultant. Dutton pf. at 4; Despars pf. at 9; exh. GMP-CLD-1, §§ 2.4, 5.20; tr. 1/16/07 at 104-105 (Dutton); GMP Annual Report at 14.15
16. GMP will maintain its corporate office in northwestern Vermont and will maintain its current level of community involvement and its present relationship with and ownership interest in VELCO. Dutton pf. at 3-4.
17. The existing bargaining agreement with IBEW local 300 will not be affected by the proposed transaction, and employee compensation and benefits will continue at levels substantially comparable to current levels. GMP expects its employees will experience no significant changes from the Company's current operating philosophy after the proposed transaction. Powell pf. at 7.

C. Financially Sound
1. GMP's Financial Needs
18. GMP is facing challenges to its ability to preserve its credit rating and financial strength and to raise significant amounts of capital on favorable terms. Dutton pf. at 8; tr. 1/10/07 at 112-113 (Dutton).
19. GMP has faced additional credit and insurance requirements when purchasing relatively small components of its power supply portfolio from unregulated wholesale market sellers. Tr. 1/16/07 at 112-113 (Dutton).
20. GMP's power-supply needs and anticipated investments in VELCO are expected to require more capital investment than has been necessary in the last 10-12 years. Tr. 1/16/07 at 112 (Dutton).
21. Approximately 85% of GMP's power-supply portfolio comes from its Vermont Yankee, Hydro-Québec and JPMorgan contracts. Vermont Yankee provides approximately 40% of GMP's power-supply needs, at favorable rates, through a power-sales agreement that expires in 2012. Hydro-Québec provides approximately 35% of GMP's power-supply needs through an entitlement that will be phased out in 2015. The JPMorgan arrangement will provide approximately 10% of GMP's power-supply needs through 2010. Dutton pf. at 7-8.
22. Neither the contract for power from Vermont Yankee nor the Vermont Joint Owners contract with Hydro-Québec — both of which predate changes to the credit markets that stemmed from the bankruptcy of Enron and other energy marketers and merchant generators—incorporate significant counter-party credit provisions, though it is more likely that contracts to replace these sources will. Dutton pf. at 10; tr. 1/16/07 at 142 (Dutton).
23. Going forward, GMP's expects to address its power-supply needs through a combination of owned generation, purchased power, demand-side management and distributed generation. Dutton pf. at 8.
24. The availability and terms of any new power-supply arrangements may be affected by GMP's credit rating. Dutton pf. at 8, 10; tr 1/16/07 at 128-29, 147-49 (Dutton).
25. The higher a company's credit rating, the lesser the need for the company to provide performance assurances such as collateral and other security; a company's ability to obtain power and the terms of any power contract also may be tied to its creditworthiness. Conversely, a lower credit rating may result in more expensive power-supply arrangements and may restrict a utility's ability to secure power resources, both of which, in turn, may increase the cost and uncertainty of the transactions. Dutton pf. at 10-11; Despars pf. at 7; tr. 1/16/07 at 127-31 (Dutton).
26. GMP expects to face additional capital needs in the future, such as from GMP's obligation to provide capital for VELCO's Northwest Vermont Reliability Project, Lamoille County upgrade and other planned projects. Dutton pf. at 9.
27. GMP's ability to raise the capital needed to fund its obligations is largely dependent on its credit rating and risk profile; the Company's credit rating has a direct impact on the interest rate charged for debt and an indirect impact on the cost of equity. Dutton pf. at 12.
28. If GMP's cost of capital were reduced by just one quarter point, it would save its customers approximately $700,000 per year. Dutton pf. at 12; tr. 1/16/07 at 130 (Dutton).

2. Effects of Merger
29. On revenues of $1.8 billion (Canadian) in 2005, Gaz Métro has generated significant free cash flows over the past five years, which has allowed the company to invest over $400 million (Canadian) in development projects. Despars pf. at 6.
30. Gaz Métro's total assets, excluding its investments through NNEEC in Vermont and other unregulated subsidiaries, amounted to $2.4 billion (Canadian) in 2005. Despars pf. at 6.
31. Gaz Métro is strong financially, and as the need arises Gaz Métro will have ample ability to support the capital needs of and invest in NNEEC's subsidiaries, including GMP. Despars pf. at 7.
32. Gaz Métro's First Mortgage Bonds are rated "A" by Standard & Poor's and DBRS. Despars pf. at 6.
33. GMP's corporate credit rating is a BBB/Watch. Several developments, including the Merger Transaction, resulted in Standard & Poor's and DBRS placing Gaz Métro on CreditWatch with negative implications, but Gaz Métro does not expect to be downgraded. Despars pf. at 7-8; exh. GMP-CLD -2.
34. Gaz Métro has a good relationship with Canadian energy suppliers, including Hydro-Québec, which may enable Gas Métro to provide support for GMP in future commercial operations and negotiations. Tr. 1/16/07 at 168-169 (Despars).
35. The acquisition will strengthen GMP's financial position and its ability to meet the challenges that lie ahead, which will result in costs (and retail rates) that will be lower than they otherwise would be. Dutton pf. at 14.
36. The Merger Transaction may have a favorable impact on the Company's credit rating. Dutton pf. at 14-15; Despars pf. at 6.
37. A better credit rating and consequent lower capital costs will flow through to customers under GMP's Alternative Regulation Plan, approved by the Board in Docket Nos. 7175 and 7176. Dutton pf. at 16.
38. One major value of the transaction is that the capital markets and power markets will know that GMP has only one shareholder that needs to be convinced that additional equity funding is necessary, rather than exclusively relying on the public markets. Tr. 1/16/07 at 147-149 (Dutton).
39. As an owner, Gaz Métro has been a long-term investor, one that looks for opportunities to earn a stable return on its equity investment and to grow the companies it associates with; since VGS was acquired by Gaz Métro (through NNEEC), VGS has invested more than $100 million to expand its transmission and distribution pipe and ancillary facilities, during which time its system has substantially grown. Gilbert pf. at 4-5; Despars pf. at 3; tr. 1/16/07 at 168 (Despars).
40. Gaz Métro and NNEEC have allowed VGS to retain earnings to help it finance expansion of its system. Despars pf. at 4; tr. 1/17/07 at 46 (Gilbert).
41. Similarly, Gaz Métro and NNEEC view GMP as a long-term investment that will produce stable terms, and Gaz Métro, through NNEEC, will be a strong source of capital support for GMP where there are opportunities to grow GMP through capital investment. Gilbert pf. at 5; Despars pf. at 4, 8.
42. Gaz Métro does not provide parental guaranties for its subsidiaries. From Gaz Metro's perspective, the Merger Transaction must not be dilutive for its shareholders. Tr. 1/16/07 at 162-163, 166, 178 (Despars).
43. Customers and other stakeholders will see no change following the acquisition except that GMP will be financially stronger. Gilbert pf. at 6; Despars pf. at 9.
44. Because the acquisition will strengthen GMP's financial position and its ability to meet the challenges that lie ahead, it has the potential to result in costs (and retail rates) that will be lower than they otherwise would be. Dutton pf. at 14; findings 18-43 .

D. Fair Business Partner
45. Since 2001, GMP's rates have increased less than the level of inflation. The Company has successfully managed its cost structure and power-supply resources and has improved service to customers. Dutton pf. at 18.
46. GMP has improved the efficiency and effectiveness of its business over the past decade. The Company's customer-to-employee ratio has improved substantially as the number of employees has been reduced from 400 employees in the 1990's to 195 in 2006. During that period, the number of GMP customers also increased. Additionally, its customer-satisfaction measurements exceed the national average and in most years GMP has exceeded its service-quality-plan goals. Powell pf. at 4; tr. 1/17/07 at 134 (Dutton).
47. GMP's Corporate Responsibility Report documents the Company's progress toward sustainability, commitment to environmental responsibility and service to its customers and communities. Powell pf. at 4-5.
48. GMP's current service-quality plan and service-guarantee program will remain in place. Powell pf. at 7; Gilbert pf. at 7.
49. Gaz Métro will be the sole shareholder of GMP and will make the investments in GMP needed to maintain its service quality. Tr. 1/16/07 at 164, 168 (Despairs).
50. GMP has a strong safety record, and the Vermont Department of Labor has certified that all GMP divisions meet its WorkSAFE and Safety and Health Achievement Recognition Program requirements. Powell pf. at 6.
51. Section 5.18 of the proposed merger agreement specifically states that GMP will continue to support the communities it serves through charitable giving and service opportunities. Exh. GMP-CLD -1; Powell pf. at 6.

E. Efficiencies
52. GMP will save up to an estimated $1 million in annual costs attributable to being a public company. Dutton pf. at 16; tr. 1/16/07 at 54-55 (Griffin).
53. For seven years after the closing date of the proposed transaction, GMP proposes to track, by FERC account, actual savings resulting from the proposed merger and compare them to estimated savings; such savings shall reflect a flat 2.5 percent inflation rate for ease of tracking. Griffin reb. pf. at 12-13.

F. Effects on Competition
54. Because there is very little competition between GMP and VGS, the acquisition should have no significant impact on competition in Vermont. Poor pf. at 2-3; findings 55-56.
55. Roughly 5% of the Company's load relates to customers with electric-heat capability, and it is highly likely that relatively few of these customers regularly rely on electric heat. Powell pf. at 8; Despars pf. at 10; Poor pf. at 2-3.
56. Natural gas and electricity can compete for space heating and water heating service. However, only a small portion of GMP's total electric load is dedicated to electric water heating and space heating needs. Moreover, the portion of GMP's electric load dedicated to water and space heating needs which also falls into VGS's service territory is small. Poor pf. at 2.

G. Merger Conditions
57. It is appropriate for GMP to provide 30 days' advance notice to the Board and Department if (1) GMP's equity investment, as a percentage of capital structure, varies by more than three percent from the capital structure submitted in its most recent rate filing, or (2) if its unused, short-term-borrowing capacity falls below $15 million. GMP has committed to file its monthly financial reports with the Board and the Department. Griffin reb. pf. at 9; Behrns sur. pf. at 5.
58. GMP has committed to provide notice, and to file copies upon request, of all contracts with affiliates (other than contracts of less than $25,000) and contracts with existing affiliates. GMP also agrees that all such contracts will be based upon an arms-length negotiations. Griffin reb. pf. at 10; tr. 1/16/07 at 79-82 (Griffin); Behrns sur. pf. at 5.
59. GMP has committed to maintain cost and cash-flow separation between it and its affiliates and to do so consistent with a cost-allocation policy that the Company proposes shall be filed no later than 120 days after the date of the issuance of this Order. Griffin reb. pf. at 11; tr. 1/16/07 at 179 (Despars); Behrns sur. pf. at 5.
60. The Company should provide notice if GMP, NNEEC, or Gaz Metro is placed on CreditWatch with negative implications. Griffin reb. pf. at 12; Behrns sur. pf. at 5.
61. For each of the first seven years following the effective date of the acquisition, GMP committed to report to the Board and Department estimated and actual merger-related savings (based on a 2.5% inflation rate) within 45 days following the close of each calendar year. Griffin reb. pf. at 12-13; Behrns sur. pf. at 5.
62. NNEEC has committed that GMP will remain structurally separate and be operated as a stand-alone company. Despars reb. pf. at 2.

H. Green Mountain Power Efficiency Fund
63. In Docket 6107, the Board required that GMP's ratepayers receive fifty percent of the above-book proceeds of any sale or merger of GMP, or sale of its regulated assets, subject to a cumulative limit of $8 million (adjusted by inflation). Docket 6107, Order of 1/23/01 at 124.
64. As part of the merger, GMP proposes to create the Efficiency Fund to meet its obligations under Docket 6107. Under the Efficiency Fund, GMP would invest in projects that are designed to deliver significant, incremental customer benefits, including new and existing efficiency projects, demand-response programs, renewable and clean energy programs and technologies, and new and emerging technologies. Dutton pf. at 19; Dutton reb. pf. at 3; exh. GMP-CLD-3; exh. RJG-1.
65. The Efficiency Fund would be capitalized with an amount equal to the windfall-profit-sharing amount established in Docket 6107: $8 million, adjusted for inflation since 2001. Id. Griffin reb. pf. at 3.
66. GMP would also be required to achieve net customer benefits equal to or greater than the $8 million (inflation adjusted), with interest accruing on uninvested amounts until the net benefit amount is met. Exh. GMP-CLD-3; exh. RJG-1.
67. Under its proposal, GMP would invest only in projects that return value, as measured by traditional cost-benefit analyses, such as the societal-costs test, in excess of the underlying investment. Exh. GMP-CLD-3; exh. RJG-1; tr. 1/16/07 at 24 (Plunkett).
68. Under GMP's proposal, its customers would receive benefits in the form of societal-cost reductions and avoided energy, transmission and distribution costs. Id.
69. Each project funded under the proposal would need to meet a "but for" test demonstrating that the project would not have been undertaken except for the existence of the Efficiency Fund; thus, no project would be submitted that would otherwise be funded through the Efficiency Utility or undertaken by GMP under applicable statutes or regulations. Griffin reb. pf. at 3; exh. RJG-1; tr. 1/16/07 at 59 (Griffin); tr. 1/17/07 at 18 (Gorman).
70. GMP proposes to identify the projects through a process which allows interested stakeholders, including Efficiency Vermont (for DSM) and Renewable Energy Vermont (generation) to participate. Projects identified through this process would be submitted to the Board for approval. GMP would include in the filing a detail project description, estimated net benefit amount, the delivery mechanism, and a plan for performance monitoring, benefits measurement and reporting. Exh. RJG-1; tr. 1/16/07 at 91 (Griffin).
71. GMP proposes to include its investment in the Efficiency Fund in rate base and amortize it. Dutton pf. at 20; exh. GMP-CLD-3; Griffin reb. pf. at 3; exh. RJG-1; tr. 1/16/07 at 98-99 (Griffin), 120 (Dutton).
72. To help achieve the expected benefits, GMP plans to contract with Vermont Energy Investment Corporation for delivery of approved efficiency-project services and for screening and performance monitoring; GMP also intends to identify some renewable-energy-investment opportunities through the Clean Energy Development Fund and contract with the Department or the Department's contractor to coordinate delivery and reporting. Griffin reb. pf. at 4; exh. RJG-1; tr. 1/16/07 at 61-63 (Griffin).
73. The Board's recent increase in funding for energy efficiency may not reach as many as 80 percent of GMP's customers. This is because the additional efficiency investments have been targeted to avoid distribution and transmission investment. They have also been targeted geographically. Tr. 1/16/07 at 30 (Plunkett).
74. Projects funded by the Efficiency Fund would need to be within GMP's service territory, thereby assuring that the value from the project will flow to GMP's customers; Board oversight will further ensure that GMP's customers receive the required benefits. Griffin reb. pf. at 5; exh. RJG-1.
75. GMP proposes to complete its investment over a roughly seven-year period ending on December 31, 2014, and to amortize investments over ten years. At that end of the seven years, GMP would ensure that the unspent portions are returned to customers.16  If GMP had not then provided the full required benefit, the Company would file a plan for Board approval specifying how the remaining benefits will be delivered. Exh. GMP-CLD-3; Griffin reb. pf. at 5-6; exh. RJG-1; tr. 1/16/07 at 52-53, 57, 58 (Griffin); tr. 1/17/07 at 14 (Gorman).
76. Ratepayer return is spread over the seven-year investment period plus the 12 to 14 year average life of program savings. The time-frame proposed by the GMP Efficiency Fund to return windfall sharing benefits to ratepayers is longer than would be appropriate without further ratepayer compensation. Allen sur. pf. at 5.
77. Because of the extended time period for return of the ratepayer value, GMP consumers should be compensated fully for the time-value-of-money or earnings potential from the fund, using the utility cost-of-capital. Allen sur. pf. at 5.
78. The Board retains the power to review the Efficiency Fund's operations and projects funded; Board and Department review will address many issues and concerns, and the Department's review will provide a sufficient auditing function. Tr. 1/16/07 at 53 (Griffin); tr. 1/17/07 at 78, 84 (Allen).
79. GMP proposes that the Board review the Efficiency Fund's progress after two annual funding cycles. At the first annual filing, GMP should provide a broader set of parameters or vision for the fund. Tr. 1/16/07 at 50 (Griffin); tr. 1/17/07 at 64, 83 (Allen).
80. The benefits of the Efficiency Fund should flow to customers in rough proportion to the contributions of each customer class. Tr. 1/16/07 at 32-34, 41 (Plunkett); tr. 1/17/07 at 68 (Allen).
81. It is appropriate to modify the Commercial and Industrial ("C&I") Credit Program so that IBM can participate in both the C&I Credit Program and the Efficiency Fund. Tr. 1/17/07 at 70 (Allen).

1 . GMP, NNEEC, and Northstars are collectively referred to as the "Petitioners."

2 . Gaz Metro is owned by several other companies. The Petitioners also ask for approval under section 107 of these companies' acquisition of an indirect controlling interest in GMP and the companies that are now partially owned by GMP.

3 . Section 107 defines a "controlling interest" as ten percent or more of the voting securities of a company, or such other interest as the Board determines sufficient to direct the management of a company.

4 . Tariff Filing of Green Mountain Power Corp, Docket 6107, Order of 1/23/01 at 128. As we explain in more detail below, in that proceeding, the Board required that, if GMP were acquired for a price above book value, that the premium above book-value be shared with ratepayers up to a cap of $8 million (adjusted for inflation). This is referred to as the Windfall Sharing mechanism. In this proceeding, the parties agree that inflation has increased the $8 million to approximately $9.3 million.

5 . See Orders of 10/12/06 at 1-2 and 11/1/06 at 1, 3-4.

6 . Docket 6107, Order of 1/23/01 at 108-116, 124.

7 . Order of 11/17/06.

8 . The Settlement Agreement was filed on January 16, 2007, and entered into the evidentiary record as exhibit RJG-2.

9 . AARP retained its right to file a motion to re-open this investigation if the Board does not approve the settlement agreement and the Petitioners have agreed not to oppose such a motion. Tr. 1/16/07 at 6.

10 . Dockets 7175/7176, Order of 12/22/06.

11 . This Order addresses the merits of the AARP Settlement, including the low-income discount. We consider the proposed modification to the alternative regulation plan in a separate Order in Docket 7176.

12 . Joint Petition of Bell Atlantic Corp. and GTE Corp. for approval of Agreement and Plan of Merger, Docket 6150, Order of 9/13/99 at 48-49.

13 . For example, in Docket 5900, we examined fifteen specific criteria:
    1. The company must have authorization from the FCC to provide the proposed services.
    2. Emergency services must be available.
    3. The system must be compatible with neighboring systems.
    4. Terms and conditions of service must be just and reasonable.
    5. Service quality will be adequate.
    6. Customer service, including the processing of customer complaints, will be adequate.
    7. The quality of facilities must be adequate.
    8. The rate of investment will be adequate to provide the contemplated services.
    9. The company must be financially stable and sound.
    10. The company must take satisfactory steps to control affiliate interests.
    11. Management must be competent.
    12. The company must have the technical knowledge, experience and ability to provide the intended services.
    13. The owner must have a good business reputation.
    14. The merger should produce efficiencies in providing service.
    15. The merger should not obstruct or impair competition.
Joint Petition of New England Telephone & Telegraph Co. and Bell Atlantic Corp. for Approval of a Merger, Docket 5900, Order of 2/26/97 at 9-10.

14 . The Hart-Scott-Rodino Act is an antitrust law that requires companies to file with and get the approval of the Federal Trade Commission (FTC) before they merge.
Section 5021 of the Omnibus Trade and Competitiveness Act of 1988 amended Section 721 of the Defense Production Act of 1950 to provide authority to the President to suspend or prohibit any foreign acquisition, merger or takeover of a U.S. corporation that is determined to threaten the national security of the United States. The President can exercise this authority under section 721 (also known as the "Exon-Florio provision") to block a foreign acquisition of a U.S. corporation only if the President finds:
(1) there is credible evidence that the foreign entity exercising control might take action that threatens national security, and
(2) the provisions of law, other than the International Emergency Economic Powers Act do not provide adequate and appropriate authority to protect the national security.
The Exon-Florio statute established a 30-day review following receipt of a notification.

15 . The Board intends to take administrative notice, pursuant to 3 V.S.A. § 812, of GMP's annual report. Any party that wishes to object to taking such notice shall file its objection within 10 days of this Order.

16 . The Efficiency Fund specifies that uninvested amounts would be returned to ratepayers in the form of a bill credit. We agree that the uninvested money must be returned to customers in a manner consistent with Docket 6107. However, we do not specifically mandate that such return be in the form of a credit.

I. AARP Settlement and Low-Income Pilot Program
82. GMP and AARP reached a settlement which provides for the implementation of a three-year Pilot Program for low-income customers who meet the income eligibility requirements necessary to qualify to participate under the Company's Power Partners program.17  Griffin supp. reb. pf. at 2-3; exh. RJG-2; tr. 1/16/07 at 86 (Griffin).
83. The eligibility requirement for the Power Partners program and the low-income Pilot Program is an income of less than or equal to 200% of the federal poverty level. Griffin supp. reb. pf. at 2.
84. GMP proposes to fund the low-income Pilot Program by allocating $1 million (spent equally over three years) from the Efficiency Fund. Griffin supp. reb. pf. at 2, 3; tr. 1/16/07 at 45-46 (Griffin); tr. 1/16/07 at 167 (Despars).
85. As with the Efficiency Fund investments, GMP proposes that the $1 million will be recovered in rates. Griffin supp. pf. at 3.
86. All customers participating in the proposed low-income Pilot Program would receive a 10% rate discount. Griffin supp. reb. pf. at 2; tr. 1/16/07 at 85-86 (Griffin).
87. Under GMP's proposal, Pilot program participants would be determined annually on a first-come, first-served basis until the annual funding is exhausted. Griffin supp. reb. pf. at 2.
88. Participating customers would be treated the same as elderly customers under Board Rule 3.308(D)(2). Id.
89. GMP plans to use a variety of methods to communicate the existence of the low-income Pilot Program to its customers. Tr. 1/16/07 at 72-73 (Griffin).
90. GMP estimates that, under the funding provided, the Pilot Program could serve several thousand customers annually. GMP does not know what percentage of the customers meeting the eligibility criteria this represents. Tr. 1/16/07 at 89-90 (Griffin).
91. GMP proposes to modify its monthly disconnection reports to identify the number of participating customers and would provide AARP and the Department with copies of the reports. Griffin supp. reb. pf. at 2; tr. 1/16/07 at 56 (Griffin).
92. Under the AARP Settlement, GMP would have the burden of proving the net benefits of the low-income Pilot Program before any amount is credited against the $9.3-million value to be returned by the Efficiency Fund. Tr. 1/16/07 at 49 (Griffin).

J. Transaction Costs
93. Transition and transaction costs include direct and indirect expenses, separate and distinct from normal day-to-day operating expenses, that have been incurred as a result of the proposed merger. Berhns sur. pf. at 3-4.
94. Transaction expenses and merger-related savings are both unknown at this time. Behrns sur. pf. at 4.

VI.  Discussion
As discussed in Section IV above, our task under state law is to determine whether the proposed merger transaction promotes the public good of the state of Vermont or would impair competition. This evaluation of the merits includes consideration of the five factors described above.
Based on our evaluation of the evidence, we find that the proposed merger transaction is in the public good. The evidence indicates that the acquisition is likely to strengthen GMP's position as a participant in the wholesale power markets and improve its access to lower-cost capital. Over time, this should result in lower costs to Vermont ratepayers.

A. Technical Competence
A determination of technical competency requires an assessment of the surviving company's ability to operate the electric system in a safe and reliable manner while charging customers just and reasonable rates. In general terms, GMP is today a well-managed company. Since the mid-1990's, the Company has restored its financial health by increasing efficiencies, focusing on core competencies, reducing overhead expenses and, with some recent exceptions set aside, which are discussed below, maintaining appropriate levels of service quality. Nothing in the record suggests that the proposed transaction will negatively affect GMP's current performance.
NNEEC also has a proven record of technical, financial and managerial competency through its twenty-year ownership of Vermont Gas Systems, Inc. Under NNEEC's ownership, VGS has increased its firm customer base from approximately 18,000 in 1990 to 37,000 in 2005. VGS also has complied with Board Rules and Orders.18  Thus, NNEEC and its parent, Gaz Métro, have a well-documented and an established track record for operating regulated and unregulated businesses in Vermont.
The day-to-day operations of GMP will remain fundamentally unchanged after the proposed transaction; GMP will continue to operate as a stand-alone electric distribution company regulated by the Board.19  Also, terms of the Merger agreement help assure that technically competent directors, officers and employees will continue their active involvement with GMP after the acquisition, at least in the short term; based upon the experience with VGS, the Board expects that GMP will continue to have capable management and qualified employees over the long term. Pursuant to the merger agreement, current GMP directors and officers will not be removed from GMP's board of directors, except for cause, until at least the second anniversary of the effective date of the merger.20  Additionally, the merger will have no effect on the bargaining agreement with the IBEW Local 300 and other non-union employees are expected to experience no significant changes in the Company's operating philosophy. As such, we conclude that GMP will continue to be a technically competent organization after the proposed transaction.
Our determination is also informed by Gaz Métro's stated operating philosophy, which has been to provide executive managers local autonomy and control over day-to-day operations. Because of NNEEC's and Gaz Métro's expressed interest and their historic behavior with respect to VGS in making long-term investments that produce stable returns, we expect that GMP will continue to be well-managed and that the parent corporation will provide GMP's management team the necessary resources to maintain a technically competent workforce.

B. Financial Soundness
  The second consideration in any acquisition is the financial soundness of the new organization and, in particular, the regulated company. GMP expects to encounter a number of new financial challenges over the next several years; these new challenges may, according to GMP, result in higher capital costs, and thus higher customer rates, unless specific actions are taken. Improved access to capital and a better credit rating would make it easier for GMP to face these challenges and could lead to lower costs to ratepayers. The Petitioners have represented that GMP's acquisition by NNEEC will likely improve GMP's financial status; we expressly rely upon these representations in reaching our decision, particularly since improvement to GMP's credit quality and lessening of collateral requirements are the primary advantages of the proposed acquisition.
GMP continually participates in the wholesale electric market, purchasing additional power to meet its needs. GMP expects that it will need to make more significant purchases in the future, as the power supply contracts that now provide approximately 85 percent of GMP's power expire during the period from 2010 to 2015.21  Under current market requirements, new power contracts include collateral requirements that had not been mandated previously. GMP's credit rating may also have an impact on the amount of power available under certain contracts.22  In general, a higher credit rating on the part of a power purchaser reduces the need for performance assurances such as collateral and other security; conversely, a lower credit rating may result in more expensive power-supply arrangements and may restrict a utility's ability to secure power resources, which, in turn, may increase the cost and uncertainty of the transactions.23  GMP is currently rated BBB by Standard & Poor's; this credit rating may make it more challenging for GMP to acquire more favorable purchase power contracts.
GMP will also need to make capital investments in VELCO, as a part owner, and will be obligated to fund regional transmission upgrades. These obligations are expected to reach $18 million over the next few years.24  In addition, GMP needs to continue funding its normal capital investment plan of approximately $27 million per year to ensure system reliability.25  To meet these funding challenges, GMP represents that it would need to secure access to low-cost capital.26  But the Company expects that, due to its size, the competing and growing financial needs present additional challenges for a small company.27
Gaz Métro is a financially stronger company. Its first mortgage bonds are rated "A" by Standard & Poor's. With assets of $2.4 billion (Canadian), Gaz Métro has historically generated enough free cash flow to invest up to $400 million in development projects over the last several years. GMP's association with Gaz Métro could enhance its ability to negotiate better purchase power terms than it otherwise could as a small investor-owned utility.28
GMP's association with Gaz Metro should lead to lower purchase power costs and lower overall cost of capital. This reduced cost of capital could produce savings for ratepayers; for every quarter point reduction in GMP's overall cost of capital, annual savings of approximately $700,00029  should flow back to customers.30  For these reasons, the Petitioners assert that NNEEC's acquisition of GMP will result in a financially sound company that will have greater access to lower-cost capital and additional operating flexibility to address Vermont's future power-supply needs.
It is our expectation that GMP will experience improved credit ratings, reduced collateral demands, access to more favorable power contracts, and easier access to capital that causes us to conclude that the acquisition is in the best interest of ratepayers. In reaching this conclusion, we expressly rely upon the representations of the Petitioners that GMP will experience these benefits and that Vermont ratepayers will, as a result, see tangible benefits from the acquisition. But for our ability to conclude that these benefits are real, rather than merely possibilities, we might not have reached the same conclusion.

C. Fair Partner
Our third consideration evaluates whether the surviving corporation will act as a fair partner in its transactions with Vermont citizens. A significant component of this consideration is whether the proposed merger transaction would result in any material changes in the management structure or any other operations of the surviving corporation. The evidence indicates that such changes are unlikely in the near term and that GMP will continue to act as a fair partner in its transactions with the citizens of Vermont.
As discussed above, GMP will remain a stand-alone company subject to the Board's jurisdiction after the effective date of the merger. The current management team will continue working for the Company under employment contracts and employees will experience few, if any, changes. Additionally, GMP will continue to be subject to the terms of its alternative regulation plan, which includes incentives to maximize efficiencies and promote the State's energy goals.31  We also note that Section 5.18 of the merger agreement specifically states that GMP would continue to make annual charitable contributions to the communities it serves and remain actively involved in community affairs. Thus, customers and other stakeholders will experience few, if any, changes in GMP's commitment to remain actively and positively involved in the communities it currently serves.
Our evaluation also included a critical review of GMP's performance with respect to service quality and reliability. In Docket 7175/7176, the Board approved modifications to GMP's Successor Service Quality & Reliability Performance, Monitoring and Reporting Plan ("Successor Plan"), which had been in effect since July 1, 2003.32  Pursuant to the Successor Plan, GMP reports the results of its service quality and reliability on a quarterly basis. Prior to submitting its 2006 fourth quarter report, GMP had satisfied nearly all the performance measures contained in the Successor Plan.33  This history suggests that GMP is likely to continue to provide adequate and reliable service to its customers.
We are concerned, however, about GMP's recent performance. On January 30, 2007, GMP filed its 2006 fourth quarter report under the Successor Plan. The report indicated that GMP missed three of seventeen measures: Customer Satisfaction - Overall, Lost time Severity and System Reliability.34
GMP contends that the Board should not be concerned about service quality after the proposed merger transaction because (1) the fourth quarter report does not imply service quality problems exist and (2) the Company's commitment to service quality is not affected by the proposed merger. In addition, GMP asserts that none of the three missed performance measures were significant enough to warrant a penalty. In only one of the three measures, lost time severity, was a corrective plan required.35
The Department agreed with GMP that the 2006 fourth quarter report does not raise additional concerns in this proceeding.36  According to the Department, GMP would have to resolve the problems that the three missed performance measures revealed whether GMP remains an investor-owned utility or is acquired. The Department observed that GMP has a positive history of meeting its service quality measurements and that the proposed sale would not affect GMP's commitment to satisfy its obligations under the Successor Plan. Finally, the Department maintains that it is working with GMP to address the underlying issues that the missed performance measures revealed and that GMP is acting responsibly to implement appropriate remedies for these issues.
We are persuaded that, while the 2006 fourth quarter results are unsatisfactory, the three missed performance measures, by themselves, do not undermine the merits of the proposed transaction. As stated above, GMP has a demonstrated history of providing satisfactory service and reliability to its customers. There is nothing in the record or the comments to suggest that GMP would not continue to provide satisfactory service and that the underlying issues that resulted in the three missed performance standards could not be readily resolved. In addition, the Department correctly points out that GMP remains obligated to the terms and conditions of the Successor Plan, irrespective of the proposed transaction. If service quality and reliability problems were to develop in the future, the Board could take a number of corrective actions that GMP would be required to implement in order to resolve those problems.

D. Efficiencies
The fourth consideration examines whether the acquisition would lead to efficiencies that benefit ratepayers. Gaz Métro maintains that creating additional synergies in order to maximize efficiencies was not the basis for acquiring GMP.37  Rather, Gaz Métro seeks to make a long-term investment that is projected to produce stable returns and opportunities for growth.38  Gaz Metro notes that, as opportunities present themselves, GMP is obligated to maximize internal efficiencies irrespective of the proposed transaction. In fact, under its alternative regulation plan, GMP has ample incentives to implement such efficiencies.
We find that the proposed merger results in at least two related efficiencies. First, as a publicly traded company, GMP is currently required to make periodic and voluminous financial filings with the Securities Exchange Commission ("SEC"). These filings require substantial resources to compile and verify. As a wholly-owned subsidiary of NNEEC, GMP will no longer be required to make such filings and would therefore avoid filing expenses, saving approximately $1 million annually.
Second, in the event additional capital is necessary to fund new projects, GMP's management has the option to obtain such funds directly from Gaz Métro rather than raise capital in the public markets. Raising funds in the public market is a costly and time-consuming proposition that could be avoided. Thus, we conclude that efficiencies should be obtainable as a result of the proposed merger and that such efficiencies will benefit consumers.

E. Competition
Our final consideration evaluates the impact the proposed transaction may have on competition in the energy markets. This consideration is important as NNEEC will own both GMP and VGS after the acquisition. Because VGS' and GMP's service territories overlap in certain areas, consumers could be harmed if the acquisition led to a reduction in competition among these two energy service providers. However, the evidence suggests that, due to differences in the end uses of electricity and natural gas, the actual effect on competition should be very small.
The Department notes that electricity is generally not price competitive with natural gas for space and water heating. In November, 2006, the retail price of electricity was approximately $40.62/mmBtu. Compared to the retail price of natural gas, which was approximately $19.25/mmBtu, electricity was more than double the price of natural gas.39  Additionally, the Department observed that VGS' and GMP's service territories actually overlap in relatively few areas, so there is a limited amount of competition between these two energy service providers. The Department therefore concluded that customers would not be materially harmed as a result of the proposed transaction. Further, the Department stated that no reason now exists to be concerned over anti-competitive behavior by either GMP or VGS, as affiliated companies.40
We agree with the Department that the acquisition is unlikely to have much effect on competition in Vermont. Due to the price disparity between electricity and natural gas for the purpose of space heating and hot water, the proposed transaction is unlikely to have a significant impact on the level of competition between these two energy providers. This conclusion is also informed by the fact that NNEEC intends to operate the two companies as separate entities. If, in the future, NNEEC were to propose a merger of VGS and GMP or any other significant structural reorganization, NNEEC would be required to seek approval. At such time, we would then closely examine the need, if any, to implement structural safeguards that would prevent anti-competitive behavior between and among NNEEC and its subsidiaries. We also note that GMP and NNEEC will file a comprehensive cost allocation policy for our review.
Further diminishing the potential effect on competition is the fact that fuel switching from electricity to natural gas has been, and will continued to be, encouraged where it is cost-effective. This long-standing policy has been implemented through Efficiency Vermont and VGS' energy efficiency programs. This policy is unlikely to be changed or materially affected by the proposed transaction.

F. Merger Conditions
NNEEC's acquisition of GMP raises a number of concerns regarding GMP's relationship with its parent and other affiliates. These are questions that we have not had to consider while GMP was a separate publicly-held company. To address these concerns, the Department recommended that we condition our approval of NNEEC's acquisition of GMP. GMP largely agreed to the Department's conditions.
Condition A - The Department expressed concern about the potential transfer of funds from GMP to its parent company. To address this concern, the Department and GMP have agreed that GMP will provide a 30-day advance notification of any distributions to NNEEC that result in a 3% or greater change in its capital structure from that approved in the Company's last rate proceeding. The intent of this condition is to create a notification band around GMP's most recent capital structure and provide notice of capital distributions that result in increases or decreases in equity that may affect GMP's overall cost of capital. Such notification would indicate the amount of funds distributed or paid out from GMP to NNEEC, Gaz Metro or any other affiliated company, including NOVERCO. The notification also would include an assessment of the impact the pay-out may have on GMP's working capital requirements for daily operations and capital spending programs.
We accept this requirement. However, as GMP pointed out, changes in capital structure — which may have an effect upon rates — can occur separate from distributions.41  Therefore, we have added the requirement, recommended by the Department, that GMP notify the Board and Department of any changes that result in a 3 percent or greater change in the capital structure from the structure approved in the Company's last rate proceeding.
The Department and GMP have also agreed that GMP will provide a 30-day advance notice to the Board and Department if GMP fails to maintain unutilized short-term borrowing capacity of at least $15 million.42  Additionally, if GMP, NNEEC, VGS, NNEIC, or Gaz Metro is placed on Credit Watch with negative implications GMP will provide notice of any distributions from GMP to any of those companies.43
Condition B - The Department and GMP agree that GMP may only enter into transactions and contracts with its affiliated companies that can be independently evaluated. Such transactions and contracts must be negotiated at an arms-length in order to protect customers against the potential of cross-subsidization between and among GMP and its affiliated companies, including NNEEC and Gaz Metro. With respect to affiliate contracts, GMP must provide notice of such proposed transaction and then provide a copy of the contracts upon request.44  Exceptions to this condition are existing transactions and contracts under $25,000 such as those between GMP, VELCO and Vermont Yankee.
Condition C- GMP has agreed to file with the Department and the Board, within 120 days of the issuance of this Order, a cash flow and cost separation policy in order to ensure the proper assignment and allocation of costs among GMP and its affiliated companies.45  Until such time as the filing of GMP's cost separation policy, GMP will maintain separate books and records.
Condition D- For seven years following the effective date of the acquisition, GMP has agreed to track actual and estimated savings that GMP anticipates and realizes from the acquisition. GMP will adjust these savings for inflation by a flat 2.5 percentage rate per year.46
Condition E - GMP has agreed to remain structurally separate. If, in the future, GMP plans any structural realignment of GMP or its affiliated companies, NNEEC and/or GMP must first notify the Board and request Board approval for the change.47
The above conditions, which we have reflected in the ordering clauses, will help ensure that GMP would remain sufficiently capitalized after the acquisition to provide adequate service quality and reliability. We expressly rely upon these conditions in forming our judgment that the acquisition promotes the general good. Additionally, the conditions include important safeguards to protect customers from any inappropriate affiliate transactions. As a result, we conclude that the merger conditions are appropriate.

G. Efficiency Fund
1. Windfall Sharing Requirement
In Docket 6107, GMP requested a 12.9 percent increase in its rates. In 2000, GMP faced significant financial pressure from several sources. First, GMP had experienced significant losses from investments in unregulated subsidiaries. Second, GMP's practice of paying a very high proportion of its earnings in dividends had adversely affected cash flow and reduced earnings available for investment.48  Third, the high costs associated with the contract between Hydro-Quebec and the Vermont Joint Owners (the "HQ Contract") and the Board's previous decision that the HQ Contract was not used-and-useful and that GMP's decision to lock into the Contract early was imprudent49  had put pressure on GMP's earnings.50
In a settlement of Docket 6107, GMP and the Department agreed that the Board should find the contract to be used and useful and that the Board should not subject GMP to any further disallowance based on GMP's imprudent early lock-in to the HQ Contract. We accepted these parties' recommendation with regard to prudence and affirmatively stated that we would require no further disallowances based upon the Company's imprudence.51  However, we also concluded that we could not then rule that the HQ Contract was used-and-useful, particularly in light of our previous determination in Docket 5983 and the fact that the HQ Contract still was not used-and-useful under the applicable standard. Nonetheless, we concluded that "it is proper to treat it [the HQ Contract] as if it were used-and-useful."52  We reached this conclusion largely because of our concern about GMP's overall financial situation, which necessitated approval of rates in excess of those that would occur if we applied a traditional cost-of-service methodology.
We also recognized that fairness to ratepayers compelled us to balance the special ratemaking treatment that we employed with a mechanism to return to ratepayers a portion of any financial windfall shareholders may receive from a later sale or acquisition. As we explained:
The rates we approve today will require GMP's ratepayers to pay for costs that might be disallowed under routine ratemaking methodologies. Although we consider this outcome necessary for the good of ratepayers, we also find it necessary and appropriate to balance this result with a mechanism designed to protect ratepayers against a risk of unfair payments if our decision leads to unjust enrichment or windfall profits at the time of a potential future sale of some or all of GMP's assets or a potential merger. Therefore, in the event of an acquisition, disposal of GMP's assets, or merger at a price in excess of book value, today's Order provides that stockholders and ratepayers will share equally in any such premium, up to a maximum amount (for ratepayers) of $8 million.53

2. GMP's Proposal
The price of the proposed acquisition of GMP is significantly in excess of GMP's book value, producing a premium of approximately $62 million.54  Thus, pursuant to the Board's Docket 6107 Order, GMP is obligated to share this above-market premium, up to the maximum of $8 million (which is adjusted for inflation to approximately $9.3 million).55  The Petitioners propose to meet this obligation through the Efficiency Fund. As explained by GMP, the purpose of the Efficiency Fund is "to invest the amount of the 'windfall sharing mechanism,' established by the Vermont Public Service Board in Docket No. 6107, in projects that would return net benefits to customers."56
Under GMP's proposal, GMP would voluntarily invest in demand-side management and other efficiency programs, including (among others) distributed generation and renewable generation. GMP proposes to invest only where the project has a net benefit under the societal cost analysis.57  Moreover, GMP has committed to invest in a manner that achieves incremental benefits equal to the windfall-profit-sharing amount. All investments would be complete within seven years (by December 31, 2014), with any remaining funds returned to ratepayers. The Efficiency Fund would include the $9.3 million required by the Docket 6107 Order (although, as explained in the following section, $1 million of this would be applied to a low-income discount Pilot Program rather than investments). As GMP proposes to earn both a return of and a return on this investment, GMP's plan requires that the Company provide net benefits from all of its investments that equal the Windfall Sharing amount.58
GMP has not identified the projects for investment at this time. Instead, GMP proposes to convene an annual stakeholder process to solicit input on appropriate projects and, it is hoped, achieve consensus. GMP would then submit to the Board for review and approval its planned investments for the following year. GMP expects that the Efficiency Fund's investment of approximately $9.3 million over the next seven years should be able to generate an equal or greater magnitude of societal net benefits above and beyond Efficiency Vermont's DSM investments in GMP's territory.59  According to GMP, there will likely be more economically-achievable, demand-side transmission-and-distribution capacity in GMP's territory than Efficiency Vermont will be able to fund. GMP observes that Efficiency Vermont has not yet penetrated a significant share of the retrofit market. Moreover, it is likely that Efficiency Vermont's increased funding will be targeted in geographic areas where the value of savings will be higher than in GMP's territory. In addition, updates in long-run, avoided-cost estimates tend to produce higher benefits from efficiency investments.60
GMP maintains that the Efficiency Fund has been designed to return to customers the value of the Windfall Sharing Mechanism that the Board adopted in Docket 6107. GMP asserts that it has included numerous safeguards to ensure that customers receive the full benefit; these include (1) a "but for" test that requires GMP to show that the investment would not occur absent the Efficiency Fund, (2) reliance to the extent possible on existing mechanism for program delivery, monitoring and verification, (3) a requirement that the Board review each year's proposed investments in advance, and (4) annual reporting of investments, net benefits, and anticipated future benefits.61  GMP also contends that, although several details of the Efficiency Fund have not been fully delineated, the Board can address these issues during its annual reviews. Finally, GMP agrees with IBM and the Department that the benefits of the Efficiency Fund should flow in rough proportion to the ratepayer contributions, although GMP asks that we not require absolute precision.
The Department generally supports the proposed Efficiency Fund. However, the Department argues that the unattained benefits from the Efficiency Fund should increase at GMP's cost of capital rather than the inflation rate as proposed by GMP. The Department asserts that this would better reflect the opportunity value to customers — i.e., the fact that had the Board instead ordered refunds, the customers could have used the money for other purposes which would likely appreciate faster than inflation. The Department also raised concerns about numerous technical details associated with the Efficiency Fund, but recommends that the Board approve GMP's proposal and resolve these during the annual filings and review of projects.
IBM opposes GMP's proposal, which it maintains is inconsistent with the Board's mandate in Docket 6107. IBM argues that the Board should enforce the Docket 6107 Order and require that the Windfall-Sharing amounts come from shareholders. In addition, IBM contends that the Efficiency Fund proposal does not actually share any of the windfall profits. This occurs, asserts IBM, because GMP will still earn a return of and on the investment. This feature also means that any benefit received by GMP ratepayers is actually paid for by them, so that no value is actually returned.
Moreover, IBM maintains that the Efficiency Fund does not assure benefits to customers, particularly benefits commensurate with the additional rates those customers have paid as a result of the Docket 6107 Order. Instead, IBM requests that we require GMP to provide a refund or a bill credit to customers. This would ensure that all customers benefit; it would also help promote intergenerational equity as the return in value is more likely to go to the customers that provided additional rates. Finally, IBM argues that the refund should be allocated as a power-cost credit, based upon each customer's usage.

3. Adequacy of Efficiency Fund in Meeting Docket 6107
Our Docket 6107 Order established a requirement for a Windfall Sharing Mechanism. At that time, we defined the triggering mechanism (the above-book value sale or merger), the magnitude of the sharing (half of the above-book value premium, capped at $8 million and adjusted for inflation), and the beneficiaries (GMP's ratepayers during the period in which funds are returned).62  We did not, however, delineate how GMP must return the Windfall Sharing amounts. Instead, we stated:
We leave it to the discretion of GMP whether the specific design of the procedure will be determined at the time of the first triggering event, or instead in a new investigation to be opened promptly, if the Company so petitions.63
We conclude that GMP's proposed Efficiency Fund represents an acceptable mechanism for returning the Windfall Sharing amounts mandated by Docket 6107. GMP's proposal will lead to incremental investment in energy efficiency and other projects. GMP has shown that the potential exists for greater investment in energy efficiency as well as other renewable and clean energy projects.64  These investments are likely to provide consumers as a whole benefits equal to or greater than they would receive through a refund, thus meeting the requirement set out in Docket 6107 as to the magnitude of the sharing.
The beneficiaries of the Efficiency Fund, GMP's present ratepayers, are also the same as we required. Some individual projects will provide more direct savings to certain customers. But energy efficiency investments in particular provide system benefits through the saving of electricity that flow to all customers, so that even if a customer is not a direct beneficiary, he/she would still receive a benefit.65  Individual customers may not receive benefits in direct proportion to the incremental rates they paid as a result of Docket 6107. However, that Order did not attempt to mandate such direct proportionality; in fact, the Order specifically stated that the beneficiaries were not the customers who paid the higher rates, but GMP's customers at the time the Windfall Profits were distributed.
Several specific aspects of the Efficiency Fund raise concerns. First, as IBM notes, GMP will include the investments in rate base. This means that GMP's shareholders are not providing the Efficiency Fund investments. Rather, ratepayers will effectively pay the full costs through the return of and return on that investment. The effect of the inclusion of the investments in rate base is that the actual return of the financial windfall from the acquisition occurs not through the incremental investments themselves, but instead through the net benefits of each investment. Assuming that GMP can reasonably calculate the benefits and demonstrate that the investments and the benefits therefrom would not have been obtained except for the Efficiency Fund, we expect that customers will receive the full Windfall Sharing amounts through this mechanism. For this reason, we accept GMP's proposal even though the investments are included in rate base.
The reliance upon the benefits of the investments to meet the Docket 6107 mandate highlights our second concern — that we assure that the benefits truly flow to the ratepayers.66  At the present time, GMP has not identified specific projects or investments that it will make. In addition, many of the implementation details and standards are defined only at a conceptual level. GMP's program, for instance, relies heavily on a "but for" test — investments must produce benefits that would not occur except for the existence of the Efficiency Fund. No party presented evidence as to how we should make this assessment. In addition, some of the potential efficiency measures that GMP could implement may in part duplicate programs now provided by the Energy Efficiency Utility ("EEU"). In evaluating such projects, it will be essential to ensure that the GMP program does not simply focus on high benefit customers and that the program does not simply displace EEU activities that would have occurred within a reasonable time frame.67  GMP also has not established standards for verification of the savings.
We agree with the Department that these outstanding issues can be addressed during the annual program reviews. Under GMP's proposal, the Company will file each November its proposals for the following year's investments. The investment plan, including the specific measures, requires Board approval, which GMP asks that we perform on an expedited basis.68  Through this process, we intend to carefully examine proposed investments to ensure that they represent incremental benefits, do not duplicate EEU efforts, and do not represent part of GMP's statutory obligation to provide least-cost energy services.
We do want to express significant concerns about one potential energy efficiency investment suggested by GMP — GMP testified that thermal-barrier projects for GMP can generate particularly large returns. According to GMP, the beneficiaries of Efficiency Fund investments in thermal barriers would be GMP customers, even though the benefit to the customers would not come directly through electric savings.69  Unless the customers are using electric heating, however, these investments would save primarily other fuels, not electricity. As a result, the system benefits of reduced electrical usage that flow to all customers would not occur. It is also not clear whether from the electric ratepayers' perspectives, these measures are cost-effective.70  We do not need to resolve this issue now, but if GMP seeks to implement energy efficiency measures directed at non-electrical uses, it will have a heavy burden of persuasion. GMP would also bear the burden of showing that those administrative and regulatory costs benefit its ratepayers if it should seek to recover those costs in electric rates.
Our decision to accept GMP's proposal causes us to reject IBM's recommendation that we order customer refunds instead. Nothing in the Docket 6107 Order mandates a bill credit.71  As we discuss above, we expect that the efficiency investments that GMP proposes should provide at least the same level of customer benefits as would customer refunds, as well as the potential for greater benefits. We are also unpersuaded that we should reject the Efficiency Fund simply because the money in the fund is not provided by shareholders. The Docket 6107 Order did require that the above-book premium of any sale must be shared with ratepayers; since the premium would ordinarily be paid to shareholders, IBM's arguments have some surface appeal. However, the pivotal requirement was the mandate that ratepayers receive the benefit, not that it come from a specific source. GMP's Efficiency Fund meets this requirement.
IBM also raised the concern that the Efficiency Fund may not distribute benefits commensurate with each customer class's increased rate payments under the Docket 6107 Order. In that Order, we authorized a rate increase for all tariffed services (special contracts were not subject to the rate increase).72  All parties agree that it is appropriate to ensure that all customer classes receive some of the benefit, although GMP asks that we not adopt a rigid approach for allocating benefits, but allow some flexibility.
All customer classes paid higher rates as a result of our decision in Docket 6107 to depart from traditional rate making methodologies. Similarly, the Windfall Sharing should benefit all customer classes. To some degree, all customers derive benefits from energy efficiency investments through the overall system benefits that reflect lower power purchases. Generation projects would also benefit all customer classes. Other specific efficiency projects may have more targeted benefits. Thus, to ensure that all customer classes receive some value commensurate with the higher rates they paid as a result of Docket 6107, in designing and implementing its projects, we require that GMP ensure that the benefits received by each customer class accrue in rough proportion to that class's revenue. As IBM is the sole customer in the transmission class, this proportionality requirement should result in IBM receiving its relative share of the Windfall Sharing through system benefits, generation, or targeted efficiency projects.73
IBM and GMP disagree as to the appropriate method for allocating the savings among customer classes.74  IBM favored allocation based upon usage; GMP recommended that any refund be on a uniform percentage basis, essentially using customer class revenues. GMP's methodology reflects a fairer allocation than does IBM's. It more closely approximates the relative contributions of each customer class to the Docket 6107 rate increase.75  We also agree with GMP that the allocation to customer classes need not be precisely in accordance with each class's revenues.
The parties also raised a question as to whether IBM could receive energy efficiency services through the Efficiency Fund. This arises because in order to participate in the EEU's C&I Credit Program, IBM must certify that it has not received a financial incentive from a Vermont utility sponsored demand-side management program. It is possible that the Efficiency Fund could be viewed as such a program.76  The Department suggests that the Board could waive the restriction in the C&I Credit Program to address this concern. We agree that this resolution is appropriate. We expressly make clear that IBM's receipt of benefits and financial incentives through the Efficiency Fund does not bar IBM from participating in the C&I Credit Program.
GMP has proposed that the unattained part of the benefit that GMP is required to provide through the Efficiency Fund be increased over time.77  This reflects the fact that GMP's investments will not all occur in the first year of the program, but will instead occur over a seven-year period. GMP proposed that the required benefit be increased at the rate of inflation.78  As noted, the Department recommends that the benefit increase at GMP's cost of capital.
We conclude that it is appropriate to use GMP's cost of capital rather than the inflation rate to adjust the required net benefits annually. The real question is what rate best reflects the value to ratepayers of having received a refund as opposed the receiving the benefits of the Windfall Sharing Mechanism through the Efficiency Fund. Ratepayers receiving a refund would have had multiple uses for the funds and the likelihood of receiving financial or other rewards over time that exceed the inflation rate. The use of GMP's cost of capital better reflects these potential uses than does the inflation rate. We also note that this rate is consistent with, albeit slightly higher than, the discount rate that is used to value future savings in efficiency programs. That discount rate serves the same purpose as the adjustment to the net benefit requirement, namely to capture the time-value-of-money.

H. AARP Settlement
GMP and AARP have proposed that $1 million of the Efficiency Fund commitment be devoted to fund a three-year Pilot Program that would assist low income customers. Under this proposal, GMP would provide a 10 percent discount for participating low-income customers. In addition, participating customers would be treated the same as elderly customers for purposes of disconnection; under the Board's rules, these customers could not be disconnected during the winter if temperatures were anticipated to fall below 32 degrees within the subsequent 48 hours.79  The Pilot Program would be available to customers whose annual household income is at or below 200 percent of the federal poverty level. However, because GMP's obligation is limited to $1 million (divided into 3 annual amounts of $333,000), not all customers meeting the eligibility criteria could participate; rather, participation would be decided on a first-come, first-served basis. To permit the Pilot Program, GMP has also requested, in Docket 7176, that we modify the Company's alternative regulation plan to specifically authorize this program. This modification would allow the Board to waive the otherwise applicable statutory prohibitions against unjust discrimination that have prevented the Board from implementing low-income programs in the past.
GMP argues that the Pilot Program will facilitate a more equitable distribution of the Efficiency Fund's benefits, because it expects that the other investments may be weighted towards retrofit programs that aid the commercial classes. In addition, GMP views the Pilot Program as an innovative, low-cost means to assess the effects of improving affordability through a 10% bill reduction.80  GMP maintains that the low-income Pilot Program will produce benefits, including information on how such a project works, and it will likely reduce bad-debt write offs, reconnects and accounts receivables.81  GMP also asserts that the Board need not worry about the precedential effect of approving discounts, since the program is experimental and the Settlement provides that it has no precedential impact.82
AARP observes that the Board's Electric Affordability Program Report and Draft Legislation issued in January demonstrates that Vermont ranks at the very bottom of the country in affordability of energy for low-income customers. AARP adds that addressing the high energy costs for low-income customers is challenging due to a lack of information about costs and usage. The Settlement, argues AARP, provides a means to gather information that will aid the development of affordability programs. AARP also maintains that the Pilot Program does not require a waiver of statutory prohibitions against unjust discrimination, particularly in light of its limited duration.
IBM argues that the Pilot Program is not an appropriate mechanism to provide a rate discount to low-income customers. IBM observes that, because the money in the Efficiency Fund is included in rates, any benefit is even less than the discount. Instead, IBM urges the Board to use the Efficiency Fund moneys to provide a rate discount to customers generally, which it asserts will benefit all customers.
On February 7, 2007, we issued an Order concluding that, as part of an alternative regulation plan, the Board had the authority to approve the Pilot Program by altering the traditional regulatory requirements pursuant to 30 V.S.A. § 218d(d). This provision, we found, would allow us to relax the prohibition against unjust discrimination in Sections 218(a) and 219. Here, we examine whether we should make such an alteration and conclude that, in its present form, we cannot approve the Pilot Program.
Our primary concern is the fact that the Pilot Program unduly discriminates among customers who meet the eligibility criteria. Under the Pilot Program, any customer whose income is at or below 200 percent of the federal poverty level is eligible to participate in the program. However, as designed, GMP will only make the discount available to a subset of those customers, based solely on the order in which they ask to participate. Some customers who are otherwise eligible, are likely to be excluded.83  These excluded customers also cannot benefit from the winter disconnection exemption. Thus, two customers with similar characteristics could receive disparate rate and disconnection treatment based solely on how fast they applied to participate in the Pilot Program. We find this result unfair and cannot accept it even in a pilot program.
We are not persuaded, however, by IBM's argument that we should simply require customer refunds or bill credits. As we discussed in the previous section, GMP's proposal to return the Windfall Profits through the Efficiency Fund rather than through bill credits is a reasonable approach. This outcome, which returns the value of the Windfall Profits to ratepayers in the form of efficiency investment, accomplishes the goals that we set out in the Docket 6107 Order; that Order did not mandate customer refunds. Moreover, having accepted the concept of the Efficiency Fund approach in preference to refunds, AARP's and GMP's proposal to direct a portion of the Windfall Profits to low-income customers — customers who may not benefit greatly from normal efficiency fund investments — provides a mechanism to pass value on to these customers.
We recognize that, like other Efficiency Fund investments, GMP will still earn a return of and a return on its investments. This means that the $1 million, and the 10 percent rate discount it would fund, is actually being paid by ratepayers over time. However, customers must still receive the full net benefits of the Efficiency Fund — approximately $9.3 million adjusted for the time-value of money.84  The Pilot Program investments would only affect those benefits if GMP could show that the program produces specific net benefits.85  Thus, the purposes of the Docket 6107 Order will still be achieved.
Although we cannot accept the Pilot Program as proposed, we would accept a redesigned program that addresses our concern about undue discrimination. We encourage GMP and AARP to examine the feasibility of such a program and are prepared to consider it quickly upon resubmission. GMP and AARP shall submit any redesigned program within 30 days of this Order. We reiterate that AARP also retains the right to request that we reopen the record in this proceeding. If GMP and AARP choose to redesign the program, they also should consider one other element of the program design. It is not readily apparent that a 10 percent discount for a two-and-a-half year period will provide useful information for designing affordability programs in the future. For the average customer using approximately 600 kWh per month, the monthly savings would be only about $6. We do not consider this element of the program to be a fatal flaw; even if our concern is valid, everyone would have gained useful information about the level of discount necessary to reach low-income customers.

I. Transaction Costs
GMP argues that because the proposed merger is expected to result in customer benefits, it is reasonable for the Company to recover transaction costs in rates by netting these costs against anticipated merger-related savings. However, GMP acknowledges that Board practice has prohibited recovery of merger-related transaction costs from ratepayers.86
IBM states that transaction costs should not be recoverable from ratepayers unless the amount of the anticipated savings created as a direct result of the proposed merger exceed the anticipated transaction expenses.87
The Department states that transaction expenses do not appear to qualify for exceptional ratemaking or accounting treatment. Therefore, the Department recommends that such expenses should not be deferred for subsequent recovery from ratepayers.88
We see no reason to depart from our normal practice of prohibiting recovery of merger-related costs. Further, the parties are in general agreement with the Department's position that merger-related expenses should be charged "below-the-line."89  Therefore, the Board adopts the Department's recommendation.

VII.  Conclusion
Based on the foregoing, we conclude that approval of the Merger transactions and of the indirect acquisition of GMP and the companies it now controls by NNEEC (and by companies that directly or indirectly have a controlling interest in NNEEC including Gaz Métro Limited Partnership), subject to the conditions set out in this Order, will promote the general good of the state pursuant to 30 V.S.A. §§ 104, 107, and 109. We further conclude, pursuant to 30 V.S.A. § 311, that the merger will not obstruct, prevent or impair competition in the purchase or sale of any product, service or commodity of which such companies are engaged. We reach this conclusion primarily in reliance upon the assurance of the Petitioners that GMP's financial strength will be improved, which will result in a better credit rating, reduced collateral requirements for power contracts, and easier access to capital.

VIII.  Order
It Is Hereby Ordered, Adjudged and Decreed by the Public Service Board of the State of Vermont that:
1. The acquisition of Green Mountain Power Corporation ("GMP") by Northern New England Energy Corporation ("NNEEC"), a subsidiary of Gaz Metro of Quebec, and Northstars Merger Subsidiary Corporation ("Northstars"), as described in the Joint Petition, prefiled testimony and exhibits is approved pursuant to 30 V.S.A. §§ 104, 107, 109, and 311, subject to the conditions set out in this Order. Specifically, the Board approves (1) the merger of Northstars (a wholly owned subsidiary of NNEEC) into and with GMP, with GMP being the surviving company; (2) the acquisition of all of the common stock of GMP by NNEEC, and (3) amendments to GMP's Articles of Incorporation (these requests are jointly referred to as the "Merger Transaction").
2. A Certificate of Consent for the transfer shall be issued pursuant to 30 V.S.A. § 109.
3. The indirect acquisition of a controlling interest in Vermont Yankee Nuclear Power Corporation ("Vermont Yankee"), Vermont Electric Power Company, Inc. ("VELCO"), Vermont Transco, LLC, and Vermont Electric Transmission Company, Inc., by NNEEC pursuant to
30 V.S.A. § 107 is approved.
4. The Settlement between AARP and GMP is not approved. GMP and AARP may, within 30 days of this Order, submit a modified agreement consistent with this Order which the Board will evaluate.
5. GMP shall continue to file its monthly financial reports with the Board and the Department.
6. GMP shall provide notice of, and shall file copies upon request, all contracts with affiliates other than contracts of less than $25,000 and contracts with existing affiliates. All such contracts shall be based upon arms-length negotiations.
7. GMP shall maintain cost and cash-flow separation between it and its affiliates and to do so consistent with a cost-allocation policy that the Company shall file no later than 120 days after the date of the issuance of this Order.
8. The Company shall provide 30 days' advance notice to the Board and Department if (1) the equity proportion of the capital structure varies by more than three percent from the structure approved in GMP's latest rate proceeding; (2) its unused, short-term-borrowing capacity falls below $15 million; or (3) GMP makes distributions to its parent company after it has been placed on CreditWatch with negative implications or if the equity proportion of the capital structure varies by more than three percent from the structure approved in GMP's latest rate proceeding.
9. For each of the first seven years following the effective date of the acquisition, GMP shall report to the Board and Department estimated and actual merger-related savings (based on a 2.5% inflation rate) within 45 days following the close of each calendar year.
10. GMP shall remain structurally separate and be operated as a stand-alone company. If GMP seeks to change from operating in this manner, GMP and/or its parent companies shall seek prior approval from the Board.
11. If GMP has failed to provide the Required Benefit under the Efficiency Fund by December 31, 2014, or failed to invest the Required Investment, by March 31, 2014, GMP shall file a plan for Board approval specifying how the required benefits will be delivered and how GMP will return the uninvested amounts to ratepayers.
Dated at Montpelier, Vermont, this 26th  day of March , 2007.

s/James Volz   )
                          )  Public Service
                           )
s/David C. Coen  )   Board
                                     )
                           )   of Vermont
s/John D. Burke  )

Office of the Clerk
Filed: March 26, 2007
Attest: s/Judith C. Whitney
Deputy Clerk of the Board

Notice to Readers: This decision is subject to revision of technical errors. Readers are requested to notify the Clerk of the Board (by e-mail, telephone, or in writing) of any apparent errors, in order that any necessary corrections may be made. (E-mail address: psb.clerk@state.vt.us)
Appeal of this decision to the Supreme Court of Vermont must be filed with the Clerk of the Board within thirty days. Appeal will not stay the effect of this Order, absent further Order by this Board or appropriate action by the Supreme Court of Vermont. Motions for reconsideration or stay, if any, must be filed with the Clerk of the Board within ten days of the date of this decision and order.

17 . Under the Power Partners Program, a customer who has been disconnected from GMP's system and meets the eligibility criteria is only required to immediately repay half of the arrearage in order to be reconnected. Tr. 1/16/07 at 85 (Griffin).

18 . Vermont Gas Systems, Inc., FERC Form No. 2, September, 1990, at 301; Docket 7106, VGS Cost of Service Filing, Schedule 13.

19 . Dutton pf. at 3; Gilbert pf. at 6; Despars reb. pf. at 3.

20 . Exh. GMP-CLD 1, Section 5.20.

21 . GMP's power contracts with JPMorgan, Vermont Yankee and Hydro Quebec begin to expire or phase out in 2010, 2012, and 2015 respectively. Dutton pf. at 7-8.

22 . Tr. 1/16/07 at 128 (Dutton).

23 . Dutton pf. at 10-11; Despars pf. at 7; tr. 1/16/07 at 127-31 (Dutton).

24 . Dutton pf. at 9.

25 . Id.

26 . Tr. 1/16/07 at 113 (Dutton).
27 . Id. at 112 (Dutton).
28 . Exh. GMP-CLD 2.
29 . A $700,000 reduction in revenue would result in an approximately 0.25% reduction in customer rates.
30 . Dutton pf. at 12.
31 . Docket No. 7175/7176, Order of 12/22/06 at 5.
32 . Docket No. 7175/7176, Order of 12/22/06; and Docket No. 6851, Order of 6/18/06, generally.
33 . Between July 1, 2003, and September 30, 2006, GMP missed two performance standards. In the fourth quarter of 2003, GMP missed the "Percent of calls not answered in 20 seconds" performance measure; and the fourth quarter of 2004, GMP missed the "Percent of Inaccurate Bills" performance measure.
34 . On February 28, 2007, the Board stated that it would take administrative notice of this filing under 3 V.S.A. §810. No party objected to such notice.
35 . Letter of March 7, 2007, from Donald J. Rendall, Jr., Esq., GMP General Counsel, to Susan Hudson, Clerk of Board.
36 . Letter of March 9, 2007, from Susan Hofmann, Esq., Department's Director of Public Advocacy, to Susan Hudson, Clerk of Board.
37 . Despars pf. at 10.
38 . Id. at 8.
39 . Poor pf. at 2.
40 . Id.
41 . See Griffin reb. pf. at 8.
42 . Berhns sur. pf. at 5; Griffin reb. pf. at 11-12.
43 . Berhns sur. pf. at 4-5; Griffin reb. pf. at 8-9.
44 . Berhns sur. pf. at 5; Griffin reb. pf. at 9-10.
45 . Berhns sur. pf. at 5; Griffin reb. pf. at 10-11.
46 . Berhns sur. pf. at 5; Griffin reb. pf. at 13.
47 . Berhns pf.at 5; Despars reb. pf. at 2-3.
48 . Docket 6107, Order of 1/23/01 at 32.
49 . In re Green Mountain Power Corp., Docket 5983, Order of 2/27/98.
50 . Docket 6107, Order of 1/23/01 at 4.
51 . Id. at 79.
52 . Docket 6107, Order of 1/23/01 at 80 (emphasis in original).
53 . Docket 6107, Order of 1/23/01 at 9. We also required that the $8 million cap be adjusted for inflation. Id. at 124.
54 . Gorman pf. at 10; exh. MPG-1.
55 . See generally tr. 1/16/07. GMP and the other parties used the figure of $9.2 million and $9.3 million at times. The difference appears to reflect the time at which the inflation adjustment was calculated. For purposes of the Efficiency Fund, the correct figure is $8 million adjusted for inflation for the entire period between the Board's Docket 6107 Order and the date the money is invested in the Efficiency Fund.
56 . Exh. GMP-CLD-3 at 1. As of the time of the prefiled testimony, GMP proposed to invest $9.2 million in the fund, which reflects the original $8 million cap adjusted for inflation. Dutton pf. at 19-20.
57 . Id. at 1.
58 . The amount of the benefit that has not yet been obtained would be increased annually at the inflation rate according to GMP.
59 . Plunkett reb. pf. at 2-3.
60 . Plunkett reb. pf. at 4-5.
61 . GMP Brief at 8-10.
62 . Docket 6107, Order of 1/23/01 at 112-115.
63 . Id. at 116.
64 . See generally Plunkett reb.pf.
65 . This system benefit would not accrue, however, to efficiency programs that were directed primarily to saving fuels other than electricity, such as thermal barrier improvements for customers that do not heat with electricity.
66 . Tr. 1/17/07 at 71-72 (Allen); Allen pf. at 3.
67 . Allen reb. pf. at 3; tr. 1/17/07 at 75-77 (Allen).
68 . Tr. 1/16/07 at 97-98 (Griffin).
69 . Id. at 27, 32-34 (Plunkett); tr. 1/17/07 at 72-74 (Allen).
70 . See tr. 1/17/07 at 71-74 (Allen).

71 . Tr. 1/17/07 at 86 (Allen).

72 . Docket 6107, Order of 1/23/01 at 121.

73 . We presume that, in designing programs, GMP will work with the EEU and IBM to meet this goal.

74 . These parties raised the arguments in conjunction with IBM's request for a refund. However, the arguments apply equally to the appropriate allocation methodology for the customer benefits .

75 . In fact, since a significant portion of IBM's load is under special contract and was not subject to the rate increase, even GMP's approach appears to allocate too much money to the transmission class, although not by as much as would IBM's methodology.

76 . Tr. 1/17/07 at 69 (Allen).

77 . Each year's projects will identify the expected benefit that the project will provide. Since the investments are to be made over a seven-year period, it is unlikely that GMP will provide the required benefit of $9.3 million in the first year. The "unattained benefit" refers to the remaining portions.

78 . Tr. 1/16/07 at 50-51 (Griffin).

79 . Board Rule 3.304(D)(2).

80 . Tr. 1/16/07 at 46-47 (Griffin).

81 . Id. at 47-48 (Griffin).

82 . GMP Reply Brief at 8-10.

83 . GMP did not have any information on the percentage of its customers that fell within the 200 percent criteria. Tr. 1/16/07 at 89-90 (Griffin).

84 . Tr. 1/16/07 at 110 (Dutton).

85 . Id. at 49 (Griffin), 110 (Dutton).

86 . Tr. 1/16/07 at 110-111(Dutton).

87 . Gorman pf. at 13.

88 . Behrns sur. pf. at 4.
89 . Behrns sur. pf. at 3; tr 1/16/07at 111 (Dutton)

STATE OF VERMONT
PUBLIC SERVICE BOARD

Docket No. 7213

Joint Petition of Green Mountain Power Corporation, Northern New England Energy Corporation (NNEEC), a subsidiary of Gaz Metro of Quebec, and Northstars Merger Subsidiary Corporation (Northstars) for approval of: (1) the merger of Northstars into and with Green Mountain Power; (2) the acquisition by NNEEC of the common stock of Green Mountain Power; and (3) the amendment to Green Mountain Power's Articles of Incorporation

) ) ) )

                                                                                                                Order entered: 3/26/2007

Certificate of Consent Issued
Pursuant To 30 V.S.A. Section 109

It Is Hereby Certified that the Public Service Board of the State of Vermont has this date found and adjudged that the merger of Green Mountain Power Corporation ("GMP") with Northstars Merger Subsidiary Corporation, a subsidiary of Northern New England Energy Corporation ("NNEEC") and Gaz Metro of Quebec, with GMP remaining the surviving company wholly owned by NNEEC, will promote the public good. Petitioners shall file this Certificate of Consent with the Vermont Secretary of State, pursuant to 30 V.S.A. § 109.

Dated at Montpelier, Vermont, this 26th  day of March , 2007.

s/James Volz     )
                                                                                                                                            )    Public Service
                                                                                                                                            )
s/David C. Coen    )    Board
                                                                                                                                           )
                                                                                                                                           )    of Vermont
s/John D. Burke    )

Office of the Clerk
Filed: March 26, 2007
Attest: s/Judith C. Whitney
Deputy Clerk of the Board

Notice to Readers: This decision is subject to revision of technical errors. Readers are requested to notify the Clerk of the Board (by e-mail, telephone, or in writing) of any apparent errors, in order that any necessary corrections may be made. (E-mail address: psb.clerk@state.vt.us)
Appeal of this decision to the Supreme Court of Vermont must be filed with the Clerk of the Board within thirty days. Appeal will not stay the effect of this Order, absent further Order by this Board or appropriate action by the Supreme Court of Vermont. Motions for reconsideration or stay, if any, must be filed with the Clerk of the Board within ten days of the date of this decision and order.